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                                                                     EXHIBIT 6.1









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                                CREDIT AGREEMENT

                                     BETWEEN

                                  COMPASS BANK

                                       AND

                         MCGOWEN RESOURCES COMPANY, INC.


                                December 24, 1997


                      ------------------------------------

                  REVOLVING LINE OF CREDIT OF UP TO $10,000,000

                      -------------------------------------



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                                TABLE OF CONTENTS

         ARTICLE I
                  DEFINITIONS.....................................................................................1
                           SECTION 1.1  Definitions...............................................................1

         ARTICLE II
                  COMMITMENT TO LEND.............................................................................12
                           SECTION 2.1  Commitment...............................................................12
                           SECTION 2.2. Method of Borrowing and Obtaining Letters of Credit......................12
                           SECTION 2.3. Note.....................................................................13
                           SECTION 2.4. Certain Payments and Prepayments of Principal............................13
                           SECTION 2.5  Interest.................................................................13
                           SECTION 2.6  Commitment, Engineering, Facility and Letter of Credit Fees;
                                        Authorized Payments by Lender............................................13
                           SECTION 2.7. Termination of Revolving Commitment......................................14
                           SECTION 2.8. Determination of Borrowing Base; Automatic Reductions in Borrowing Base;
                                        Borrowing Base Deficiency................................................14

         ARTICLE III
                  GENERAL PROVISIONS.............................................................................15
                           SECTION 3.1  General Provisions as to Payments and Loans..............................15
                           SECTION 3.2. Computation of Interest..................................................16
                           SECTION 3.3. Overdue Principal and Interest...........................................16

         ARTICLE IV
                  COLLATERAL.....................................................................................16
                           SECTION 4.1  Security.................................................................16

         ARTICLE V
                  CONDITIONS PRECEDENT TO LOAN...................................................................16
                           SECTION 5.1. All Loans and Letters of Credit..........................................16
                           SECTION 5.2  In the case of the initial Loan..........................................17

         ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF THE BORROWER.................................................19
                           SECTION 6.1  Existence and Power......................................................19
                           SECTION 6.2  Corporate and Governmental Authorization; Contravention..................19
                           SECTION 6.3  Binding Effect...........................................................19


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
                           SECTION 6.4   Subsidiaries............................................................20
                           SECTION 6.5   Disclosure..............................................................20
                           SECTION 6.6   Financial Information...................................................20
                           SECTION 6.7   Litigation..............................................................20
                           SECTION 6.8   Compliance with ERISA...................................................20
                           SECTION 6.9   Taxes and Filing of Tax Returns.........................................21
                           SECTION 6.10  Title to Properties; Liens; Environmental Liability.....................21
                           SECTION 6.11  Business; Compliance....................................................21
                           SECTION 6.12  Licenses, Permits, Etc..................................................21
                           SECTION 6.13  Compliance with Law.....................................................21
                           SECTION 6.14  Governmental Consent....................................................22
                           SECTION 6.15  Investment Company Act..................................................22
                           SECTION 6.16  Public Utility Holding Company Act; State Utility.......................22
                           SECTION 6.17  Refunds; Certain Contracts.  ...........................................22
                           SECTION 6.18  No Default..............................................................22

         ARTICLE VII
                  COVENANTS......................................................................................22
                           SECTION 7.1   Use of Proceeds and Letters of Credit...................................22
                           SECTION 7.2   Financial Statements; Reserve Reports;
                                         Compliance Certificates; Certain Notices................................23
                           SECTION 7.3   Inspection of Properties and Books......................................25
                           SECTION 7.4   Maintenance of Security; Insurance; Operating
                                         Accounts; Transfer Orders...............................................25
                           SECTION 7.5   Payment of Taxes and Claims.............................................26
                           SECTION 7.6   Payment of Debt; Additional Debt........................................26
                           SECTION 7.7   Liens...................................................................26
                           SECTION 7.8   Loans and Advances to Others; Investments;
                                         Restricted Payments.....................................................26
                           SECTION 7.9   Consolidation, Merger, Maintenance, Change of Control; Disposition
                                         of Property; Restrictive Agreements; Hedging Agreements.................27
                           SECTION 7.10  Primary Business; Location of Borrower's Office; Ownership of Assets....28
                           SECTION 7.11  Operation of Properties and Equipment; Changes to Certain Contracts.....28
                           SECTION 7.12  Transactions with Affiliates............................................29
                           SECTION 7.13  Plans...................................................................29
                           SECTION 7.14  Compliance with Laws and Documents......................................29
                           SECTION 7.15  Certain Financial Covenants.............................................29
                           SECTION 7.16  Additional Documents; Quantity of Documents; Title Data; Additional
                                         Information.............................................................30

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
                           SECTION 7.17  ENVIRONMENTAL INDEMNIFICATION...........................................31
                           SECTION 7.18  Exceptions to Covenants.................................................32

         ARTICLE VIII
                  DEFAULTS; REMEDIES.............................................................................32
                           SECTION 8.1  Events of Default; Acceleration of Maturity..............................32
                           SECTION 8.2  Suits for Enforcement....................................................34
                           SECTION 8.3  Remedies Cumulative......................................................34
                           SECTION 8.4  Remedies Not Waived......................................................34

         ARTICLE IX
                  MISCELLANEOUS..................................................................................35
                           SECTION 9.1  Amendments and Waivers...................................................35
                           SECTION 9.2  Highest Lawful Interest Rate.............................................35
                           SECTION 9.3  INDEMNITY................................................................35
                           SECTION 9.4  Expenses.................................................................36
                           SECTION 9.5  Taxes....................................................................37
                           SECTION 9.6  Notices..................................................................37
                           SECTION 9.7  Right of Set-Offs........................................................37
                           SECTION 9.8  Survival.................................................................38
                           SECTION 9.9  Successors and Assigns: Rights of Other Holders..........................38
                           SECTION 9.10  Applicable Law; Venue; Waiver of Jury Trial.............................38
                           SECTION 9.11  Headings................................................................39
                           SECTION 9.12  Counterparts............................................................39
                           SECTION 9.13  Invalid Provisions, Severability........................................39
                           SECTION 9.14  Revolving Loan..........................................................39
                           SECTION 9.15  Preclusion of Oral Agreements...........................................40

         FORM OF PROMISSORY NOTE

         FORM OF NOTICE OF BORROWING

         FORM OF COMPLIANCE CERTIFICATE

         FORM OF OFFICER'S CORPORATE CERTIFICATE

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





                                CREDIT AGREEMENT

         THIS CREDIT AGREEMENT is entered into as of December 24, 1997, by and between MCGOWEN RESOURCES COMPANY, INC., a Utah corporation, and COMPASS BANK, a Texas banking association.

                                    RECITALS:

         A. McGowen Resources Company, Inc. ("McGowen") is indebted to Endowment Energy Partners, L.P., a Delaware limited partnership ("EEP"); and

         B. McGowen desires to refinance its indebtedness to EEP and to provide for additional credit facilities;

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.1 Definitions. The following terms, as used herein, have the following meanings:

         "Acceptable Hedging Agreements" means Hedging Agreements meeting all the following criteria:

         (a) The quantity of hydrocarbons owned by the Borrower subject to Hedging Agreements shall not be greater than 75% of the monthly production of the Collateral forecast in the Lender's most recent engineering evaluation delivered to the Borrower, without the prior written approval of the Lender;

         (b) The "strike prices" under any Hedging Agreements shall not be less than the lowest prices utilized in the Lender's most recent base case evaluation of the Collateral reported to the Borrower, except that under certain downside conditions such lower strike price as the Lender may approve in writing following a written request by the Borrower;

         (c) The Lender must have given its written consent to the counter-parties under the Hedging Agreements; and

         (d) The Lender shall have received first and prior perfected security interests pursuant to security agreements in form and substance reasonably satisfactory to the Lender in and to the Hedging Agreements.


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         "Affiliate" means any Person directly or indirectly controlling, or under common control with, the Borrower and includes any Subsidiary of the Borrower and any "affiliate" of the Borrower within the meaning of Reg.
Section 240.12b-2 of the Securities Exchange Act of 1934, as amended, with "control," as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships. The term "Affiliate" shall include Affiliates of Affiliates (and so on).

         "Agreement" means this Credit Agreement, as the same may hereafter be modified or amended from time to time.

         "Borrower" means McGowen Resources Company, Inc., a Utah corporation.

         "Borrowing Base" means the amount most recently determined and designated by the Lender as the Borrowing Base in accordance with Section 2.8(a), but in no event in excess of the Commitment Amount, as such Borrowing Base is reduced in accordance with Section 2.8(b). The Borrowing Base under
Section 2.8(a) is deemed to be $1,100,000 as of the Closing Date.

         "Borrowing Base Deficiency" means, as of the date of determination, the amount, if any, by which the outstanding principal balance of the Loans exceeds the Borrowing Base.

         "Business Day" means any day (other than Saturdays and Sundays) on which the Lender is open for general banking business in Dallas, Texas.

         "CBIR Rate" means, on any day, the prime rate as published in The Wall Street Journal's "Money Rates" table for such day. If multiple prime rates are quoted in such table, then the highest prime rate quoted therein shall be the CBIR Rate. In the event that a prime rate is not published in The Wall Street Journal's "Money Rates" table, the Lender will choose a substitute CBIR Rate, for purposes of calculating the interest rate applicable hereunder, which is based on comparable information, until such time as a prime rate is published in The Wall Street Journal's "Money Rates" table. Each change in the CBIR Rate shall become effective without notice to the Borrower on the effective date of each such change.

         "Change of Management Event" means the departure, mental incapacity or material reduction in authority or responsibility of James P. McGowen as President of the Borrower, and the failure of the Borrower to promptly elect a replacement for him satisfactory to the Lender in the Lender's reasonable judgement; provided that, if until such replacement is elected, the Borrower's existing operating superintendent serves as chief operating officer of the Borrower then the Borrower shall have up to 120 days to elect such replacement.

         "Closing" means the consummation of the transactions contemplated herein.

         "Closing Date" means the date of this Agreement.



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         "Collateral" means the Property pledged to the Lender as security for the Note.

         "Collateral Value" means, with respect to any Property, the positive dollar amount which such Property contributed to the most recently determined Borrowing Base.

         "Commitment Amount" means the amount of $10,000,000.

         "Commonly Controlled Entity" means any Person which is under common control with the Borrower within the meaning of Section 4001 of ERISA.

         "Compliance Certificate" means a certificate, substantially in the form attached hereto entitled "Form of Compliance Certificate", executed by a Responsible Officer of the Borrower and furnished to the Lender from time to time in accordance with Section 7.2(a).

         "Debt" of any Person means at any date, without duplication:

         (a) all obligations of such Person for money borrowed, including, without limitation, (i) the obligations of such Person for money borrowed by a partnership of which such Person is a general partner, (ii) obligations which are secured in whole or in part by the Property of such Person, and (iii) any obligations of such Person in respect of letters of credit and repurchase agreements;

         (b) all obligations of such Person evidenced by notes, debentures, bonds or similar instruments;

         (c) all obligations of such Person to pay the deferred purchase price of Property or services (except trade accounts arising in the ordinary course of business if interest is not paid or accrued thereon);

         (d) all obligations of such Person as lessee under capital leases, other than usual and customary oil and gas leases; and

         (e) all Guarantees by such Person of Debt of another Person.

         "Default" means the occurrence of an Event of Default or any event which with notice, lapse of time or both would, unless cured or waived, become an Event of Default.

         "Default Rate" means a per annum interest rate equal to the CBIR Rate plus five percent (5.0%), but in no event exceeding the Highest Lawful Rate.

         "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

         "Environmental Laws" means: any law, statute, regulation, order or rule promulgated by any Governmental Authority, whether local, state or federal relating to air pollution, water pollution,




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

noise control and/or transporting, storing, handling, discharge, disposal or recovery of on-site or off-site hazardous substances or materials, as each of the foregoing may be amended from time to time.

         "Environmental Liability" means any claim, demand, obligation, cause of action, accusation, allegation, order, violation, damage, injury, judgment, penalty or fine, cost of enforcement, cost of remedial action or any other cost or expense whatsoever, including reasonable attorneys, fees and disbursements, resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien.

         "Environmental Lien" means a Lien in favor of a Tribunal or other Person (i) for any liability under an Environmental Law or (ii) for damages arising from or costs incurred by such Tribunal or other Person in response to a release or threatened release of hazardous or toxic waste, substance or constituent into the environment.

         "Equity Infusions" shall mean the net proceeds received by the Borrower from any stock or other equity interests issued by the Borrower plus any other capital contributions to the Borrower.

         "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, together with all presently effective and future regulations issued pursuant thereto.

         "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

         "Event of Default" has the meaning stated in Section 8.1 hereof.

         "Floating Rate" means a per annum interest rate equal to the sum of the CBIR Rate from time to time in effect plus zero percent (plus 0%), but in no event exceeding the Highest Lawful Rate.

         "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof. Any accounting principle or practice required to be changed by the Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of such Boards) in order to continue as a generally accepted accounting principle or practice may be so changed. In the event of a change in GAAP, the Loan Papers shall continue to be construed in accordance with GAAP as in existence on the date hereof.

         "Governmental Authority" means any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.




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         "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, to make reimbursement in connection with any letter-of-credit or to maintain financial statement conditions, by "comfort letter" or other similar undertaking of support or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). The term "Guarantee" includes the pledging or other encumbrance of assets by a Person to secure the obligations of another Person and restrictions or limitations on a Person or its assets agreed to in connection with the obligations of another Person, but does not include endorsements for collection or deposit in the ordinary course of business; and "Guaranteed" by a Person shall mean the act or condition of providing a Guarantee by such Person or permitting a Guarantee of such Person to exist.

         "Hedging Agreement" means (i) any interest rate or currency swap, rate cap, rate floor, rate collar, forward agreement, or other exchange or rate protection agreement or any option with respect to any such transaction and (ii) any swap agreement, cap, floor, collar, exchange transaction, forward agreement, or other exchange or protection agreement relating to hydrocarbons or any option with respect to any such transaction.

         "Highest Lawful Rate" means the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received under applicable laws of the State of Texas or the United States of America, whichever authorizes the greater rate, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow. To the extent the laws of the State of Texas are applicable for the purpose of determining the "Highest Lawful Rate", such term shall mean the "weekly ceiling" from time to time in effect as referred to and defined in Chapter 1D, Title 79, Revised Civil Statutes of Texas, 1925, as amended. The determination of the Highest Lawful Rate shall, to the extent required by applicable law, take into account as interest paid or contracted for any and all relevant payments or charges under the Loan Documents.

         "Insolvency Proceeding" of any Person means application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of such Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

         "Intangible Assets" of any Person means those assets of such Person which are (i) deferred assets, other than prepaid insurance and prepaid taxes,
(ii) Intellectual Property, (iii) goodwill,




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experimental expenses and other assets which would be classified as intangible assets on a balance sheet of such Person, prepared in accordance with GAAP, (iv) unamortized debt discount and expenses, (v) assets located, and notes and receivables due from obligors domiciled, outside of the United States of America and (vi) costs in excess of fair value of the net assets acquired.

         "Intellectual Property" means all patents, patent applications, trademarks, trade names, franchise agreements, license agreements, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, formulae, recipes, trade secrets, other source and business identifiers, copyrights and the like.

         "Investment" in any Person shall mean any stock, bond, note, or other evidence of Debt, or any other security (other than current trade and customer accounts) of, investment or partnership interest in or loan or advance to, such Person.

         "Lender" means Compass Bank, a Texas banking association, and its successors and assigns.

         "L/C Exposure" shall mean, at any time, the aggregate maximum amount available to be drawn under outstanding Letters of Credit at such time.

         "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

         "Letter of Credit Application" shall mean the standard letter of credit application employed by the Lender from time to time in connection with letters of credit.

         "Letter of Credit Fee" shall mean each fee payable to the Lender by the Borrower in connection with the issuance of a Letter of Credit.

         "Lien" means, as to any Person, any mortgage, lien, pledge, adverse claim, charge, security interest, negative pledge or other encumbrance in or on, or any interest or title of any vendor, lessor, lender or other secured party to or of the Person under any conditional sale or other title retention agreement or capital lease with respect to, any property or asset of the Person, or the signing or filing of a financing statement which names the Person as debtor, or the signing of any security agreement authorizing any other Person as the secured party thereunder to file any financing statement.

         "Loan" means a loan made, deemed made in connection with the payment by the Lender on any Letter of Credit or to be made by the Lender to the Borrower pursuant to this Agreement or the aggregate outstanding amount of all such loans, as the context may require.

         "Loan Documents" or "Loan Papers" shall mean this Agreement, the Note, the Letter of Credit Applications, the Security Instruments, and all other documents and instruments now or hereafter delivered pursuant to the terms of or in connection with this Agreement, the Note, the Letter of Credit Applications, or the Security Instruments, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect.



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         "Loan Papers". See Loan Documents.

         "Material Adverse Effect" shall mean, with respect to any Person, (i) any material adverse effect on the business, operations, properties, condition (financial or otherwise), or prospects of such Person, (ii) any material adverse effect upon the business operations, properties, condition (financial or otherwise), or prospects of such Person which increases the risk that any of the Debt of such Person will not be repaid as and when due, or (iii) any material adverse effect upon the Collateral or the priority or enforceability of the Liens securing the Note. Unless otherwise specified, the "Person" referred to in this definition shall be deemed to be the Borrower.

         "Material Agreement" means, with respect to any Person, any material written or oral agreement, contract, commitment, or understanding to which such Person is a party, by which such Person is directly or indirectly bound, or to which any Property of such Person may be subject, which is not cancellable by such Person upon notice of 90 days or less without (i) liability for further payment other than nominal penalty or (ii) forfeiture of valuable Property.

         "Margin Regulations" means Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "Mortgages" mean deeds of trust, mortgages, assignments of production, security agreements, collateral mortgages, and acts of pledge in form and substance acceptable to the Lender to be executed by the appropriate Person pursuant to which the Lender is granted a first and prior Lien on the Collateral, subject only to Permitted Liens.

         "Note" means the promissory note of the Borrower (and any renewal or extension thereof) evidencing the obligation of the Borrower to repay the Loans, substantially in the form attached hereto entitled "Form of Promissory Note", with appropriate insertions.

         "Notice of Borrowing" has the meaning given such term in Section 2.2 and shall be substantially in the form of attached hereto entitled "Form of Notice of Borrowing."

         "Obligations" shall mean, without duplication, (i) all Debt evidenced by the Note, (ii) the Reimbursement Obligations, (iii) the undrawn, unexpired amount of all outstanding Letters of Credit, (iv) the obligation of the Borrower for the payment of the fees payable hereunder or under the other Loan Documents, and (v) all other obligations and liabilities of the Borrower to the Lender, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

         "Officer's Certificate" means as to the Borrower a certificate signed by a Responsible Officer.




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


         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Permitted Indebtedness" means (i) the Obligations, (ii) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 120 days beyond invoice date or are being contested in good faith and as to which such reserve as is required by GAAP has been made and on which interest charges are not paid or accrued, or (iii) unsecured accounts payable owed to insurance companies for insurance contracts maintained by Borrower in its ordinary course of business.

         "Permitted Investments" means investments in (i) indebtedness, evidenced by notes maturing not more than 180 days after the date of issue, issued or guaranteed by the government of the United States of America, (ii) certificates of deposit maturing not more than 180 days after the date of issue, issued by commercial banking institution each of which is a member of the Federal Reserve System and which has combined capital and surplus and undivided profits of not less than $50,000,000, (iii) commercial paper, maturing not more than 90 days after the date of issue, issued by (a) the Lender (or any parent corporation of the Lender) or (b) a corporation (other than an Affiliate of the Borrower) with a rating of "P1" (or its then equivalent) according to Moody's Investors Service, Inc., "A-1" (or its then equivalent) according to Standard & Poor's Corporation or "F-1" (or its then equivalent) according to Fitch's Investors Services, Inc. or (iv) such other instruments, evidences of indebtedness or investment securities as the Lender may approve.

         "Permitted Liens" means, with respect to any Property,

         (a) Liens in favor of the Lender;

         (b) the following, if the validity and amount thereof are being contested in good faith and by appropriate legal proceedings and so long as (i) levy and execution thereon have been stayed and continue to be stayed, (ii) they do not in the aggregate materially detract from or threaten the value of the asset, or materially impair the use thereof in the operation of the Borrower's business, and (iii) a reserve therefor, if appropriate, has been established: claims and Liens for Taxes due and payable; claims and Liens upon and defects of title to real and personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; claims and Liens of mechanics, materialmen, warehousemen, or carriers, or similar Liens; and adverse judgments on appeal;

         (c) Liens for Taxes not past due;

         (d) mechanics' and materialmen's Liens for services or materials for which payment is not past due;

         (e) operators' Liens incurred pursuant to operating agreements entered into by the Borrower in the ordinary course of business which secure obligations not past due; and






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



         (f) Liens in favor of the lessor on the Property being leased under any capital lease permitted hereunder.

         "Permitted Loans and Investments" means (i) loans by the Borrower to or the acquisition of Investments by the Borrower in any Person not exceeding in the aggregate outstanding at any time the amount of $25,000 and not otherwise permitted under this Agreement and (ii) Permitted Investments.

         "Person" means a corporation, an association, a joint venture, an organization, a business, an individual or a government or political subdivision thereof or any governmental agency.

         "Plan" means, at any time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "Property" means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

         "Reimbursement Obligation" means the obligation of the Borrower to provide to the Lender or reimburse the Lender for any amounts payable, paid, or incurred by the Lender with respect to Letters of Credit.

         "Requirement of Law" means, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject. Unless otherwise specified, the "Person" referred to in this definition shall be deemed to be the Borrower.

         "Responsible Officer" means as to the Borrower, James P. McGowen, President.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "Restricted Payment" means:

         (a) the declaration or payment of any dividend on, or the incurrence of any liability to make any other payment or distribution in respect of, any shares of or other ownership interests in the Borrower;

         (b) any payment or distribution on account of the purchase, redemption or other retirement of any shares of or other ownership interests in the Borrower, or of any warrant, option or other right to acquire such shares or such other ownership interests, or any other payment or distribution made in respect thereof, either directly or indirectly;

         (c) the repayment by the Borrower or any of its Subsidiaries of any Debt owed to an Affiliate, other than payments to the Borrower; or

         (d) any loan or extension of credit by the Borrower to any Affiliate.

The amount of any Restricted Payment in Property shall be deemed to be the greater of its fair market value or its net book value ("fair market value" will be determined by an appraisal in form, and prepared by an appraiser, acceptable to the Lender).

         "Revolving Commitment" has the meaning given such term in Section 2.1.

         "Revolving Credit Termination Date" has the meaning given such term in the definition of "Revolving Credit Period."

         "Revolving Credit Period" means the period commencing on the Closing Date and ending November 1, 2000 (the "Revolving Credit Termination Date.")

         "Security Document".  See Security Instruments.

         "Security Instruments" or "Security Documents" means the security instruments executed and delivered in satisfaction of the condition set forth in
Section 5.2(c), and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, or supplemented from time to time.

         "Subsidiary" means for any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned, collectively, by such Person and any Subsidiaries of such Person. The term Subsidiary shall include Subsidiaries of Subsidiaries (and so on). Unless otherwise specified, the "Person" referred to in this definition shall be deemed to be the Borrower.

         "Taxes" means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or charges, or other charges of any nature whatsoever from time to time or at any time imposed by any law or Tribunal.

         "Transferee" means any Person to which the Lender has sold, assigned, transferred, or granted a participation in any of the Obligations, as authorized hereunder, and any Person acquiring, by purchase, assignment, transfer, or participation, from any such purchaser, assignee, transferee, or participant, any part of such Obligations.

         "Tribunal" means any court, tribunal, governmental body, agency or instrumentality.

         "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

         SECTION 1.2 Accounting Terms and Determinations; Changes in Accounting.

         (a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the independent public accountants and with respect to which the Borrower shall have promptly notified the Lender on becoming aware thereof) with the most recent financial statements of the Borrower delivered to the Lender.

         (b) The Borrower will not, and will not permit any of its Subsidiaries to change its method of accounting, other than immaterial changes in methods, changes permitted by GAAP in which the Borrower's independent public accountants concur and changes required by a change in GAAP, without the prior written consent of the Lender.

         SECTION 1.3 References. References in this Agreement to Exhibits, Schedules, Annexes, Appendixes, Attachments, Articles, Sections or clauses shall be to Exhibits, Schedules, Annexes, Appendixes, Attachments, Articles, Sections or clauses of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Agreement in its entirety and not only to the particular Exhibit, Schedule, Annex, Appendix, Attachment, Article, or Section in which such reference appears. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative. The Exhibits, Schedules, Annexes, Appendixes and Attachments attached to this Agreement and items referenced as being attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

                                   ARTICLE II

                               COMMITMENT TO LEND

         SECTION 2.1 Commitment.

         (a) During the Revolving Credit Period, the Lender agrees, subject to the other terms and conditions of this Agreement:

                  (i) To lend to the Borrower subject to clause (ii) below from time to time amounts not to exceed in the aggregate at any one time outstanding an amount equal to the Borrowing Base (the "Revolving Commitment"). The Borrower may borrow under this Section, repay Loans and reborrow under this Section at any time during the Revolving Credit Period.

                  (ii) To issue letters of credit for the account of the Borrower from time to time in amounts not to exceed the aggregate at any one time outstanding the lesser of the amount of $250,000 or the unused Revolving Commitment, it being understood that outstanding funding obligations under Letters of Credit shall reduce the unused Revolving Commitment hereunder.

         (b) The Lender shall not be obligated to lend to the Borrower, and the Borrower shall not be entitled to borrow hereunder, any amount which would cause the sum of the outstanding principal amount of all Loans made by the Lender and the undrawn amount of all outstanding Letters of Credit to exceed the Revolving Commitment of the Lender then in effect.

         (c) The Lender shall not be obligated to issue a letter of credit pursuant to Section 2.1(a) or to renew a Letter of Credit, and the Borrower shall not be entitled to have a letter of credit issued pursuant to such Section or to have a Letter of Credit renewed, if the issuance of the requested letter of credit or the renewal of an existing Letter of Credit would cause, after taking into account the mandatory reductions in the Borrowing Base required during the proposed term of such requested letter of credit or existing Letter of Credit, the undrawn amount of all Letters of Credit to ever exceed the Revolving Commitment.

         SECTION 2.2. Method of Borrowing and Obtaining Letters of Credit. (a) The Borrower shall give the Lender notice (a "Notice of Borrowing") prior to 12:00 p.m. (Dallas time) of the day of the requested Loan under Section 2.1, in the form of Exhibit 2.2(a).

         (b) Unless the Lender determines that any applicable condition specified in Article V or elsewhere herein has not been satisfied, the Lender will make the funds available to the Borrower at the Lender's address referred to in Section 9.6.

         (c) The Borrower shall give the Lender a request for letter of credit prior to 12:00 p.m. (Dallas time) at least three (3) Business Days before each requested letter of credit under Section 2.1, by completing and delivering a Letter of Credit Application. The expiry date of such requested letter of credit cannot be later than the earlier of (A) one (1) year from the date of issuance or (B) the last date before which the Borrowing Base is scheduled to reduce to an amount less than the aggregate undrawn amount of the requested letter of credit and the outstanding Letters of Credit which, by their terms, might be outstanding on such reduction date. The Letter of Credit Application must be completed in a manner and shall use such wording as is acceptable to the Lender.

         (d) Upon receipt of the Letter of Credit Application, the Lender shall issue such letter of credit if the conditions of Article V or elsewhere herein have been satisfied.

         (e) Subject to the terms hereof, in the event that any beneficiary of a Letter of Credit shall have taken the steps necessary to obligate the Lender to make a payment under such Letter of Credit, the Borrower shall be deemed to have delivered to the Lender an irrevocable Notice of Borrowing under Section 2.2 for a Loan in the amount of such payment amount, regardless of any limitations set forth herein. The Lender shall pay over the proceeds of such Loan to itself as reimbursement for amounts paid under such Letter of Credit.

         SECTION 2.3. Note. The Loans shall be evidenced by the Note issued by the Borrower, payable to the order of the Lender in the Commitment Amount.

         SECTION 2.4. Certain Payments and Prepayments of Principal. (a) If at any time the aggregate principal of the Loans outstanding and the undrawn amount of the outstanding Letters of Credit exceed the Revolving Commitment then in effect, the Borrower shall within five (5) Business Days after it becomes aware or should have become aware of such occurrence, repay the principal of the Loans in an amount equal to such excess, except that if the circumstances described in this Section are the direct result of a new determination of the Borrowing Base, then the provisions of Section 2.8 shall apply.

         (b) In the event that a prepayment is required under this Section or
Section 2.8 and the outstanding Loans are less than the amount required to be prepaid, the Borrower shall repay the entire Loan balance and, in accordance with the provisions of the relevant Letter of Credit Application executed by the Borrower or otherwise to the satisfaction of the Lender, deposit with the Lender as additional collateral securing the Obligations, an amount of cash, in immediately available funds, equal to the L/C Exposure minus the Borrowing Base.

         SECTION 2.5 Interest. (a) The unpaid principal balance of the Loans shall bear interest, payable monthly as it accrues on the 1st day of each month, commencing January 1, 1998, and at maturity (stated or by acceleration), at a rate per annum equal to the lesser of the (i) Highest Lawful Rate or (ii) the Floating Rate.

         (b) Each change in the rate of interest charged hereunder shall become effective automatically and without notice to the Borrower upon the effective date of each change in the Floating Rate or the Highest Lawful Rate, as the case may be.

         SECTION 2.6 Commitment, Engineering, Facility and Letter of Credit Fees; Authorized Payments by Lender. (a) The Borrower shall pay to the Lender a commitment fee of one-half of one percent (1/2 of 1%) per annum, calculated daily on the actual number of days the Revolving Commitment is outstanding on the amount of the unused portion of the Revolving Commitment in effect from time to time, such commitment fee to be payable quarterly as it accrues on each January 1, April 1, July 1, and October 1 and upon termination of the Revolving Commitment.

         (b) The Borrower shall pay to the Lender an engineering fee in the amount of $3,000 on the Closing Date and thereafter shall pay an engineering fee in the amount of $3,000 if the Lender's internal engineers perform the engineering review of the Collateral or the actual fees and expenses of any third-party engineers retained to prepare an engineering report, payable at the time of each semi-annual or Borrower requested determination of the Borrowing Base referred to in Section 2.8.

         (c) To compensate the Lender for the costs of the extension of credit hereunder, the Borrower shall pay to the Lender (i) on the Closing Date, the remaining portion of the facility fee in the amount of $5,500 and (ii) thereafter upon each determination of an increase in the Borrowing Base pursuant to Section 2.8, a facility fee in the amount of one-half of one percent (1/2 of 1%) of the amount by which the Borrowing Base is increased over that in effect on the date of such determination.

         (d) The Borrower shall pay to the Lender at the time of issuance of each Letter of Credit, (i) a letter of credit fee equal to the greater of (1) one and one-half percent (1.5%) per annum of the face amount of such Letter of Credit for the maximum number of days which such Letter of Credit, by its terms, could remain outstanding or (2) $500, and (ii) the normal and standard charges of the Lender for the issuance, delivery and confirmation of such Letter of Credit.

         (e) The Lender is irrevocably authorized to make Loans for the payment of the fees and expenses of the Lender required to be paid by the Borrower hereunder. The Lender shall pay over such Loan proceeds to itself or directly to such other Person entitled to payment hereunder.

         SECTION 2.7. Termination of Revolving Commitment. (a) The Revolving Commitment shall terminate no later than the Revolving Credit Termination Date, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable in full on such date.

         (b) The Borrower shall have the right upon payment in full of the Obligations and the cancellation of all outstanding Letters of Credit, to cancel in full (but not in part) the Revolving Commitment, with no right of reinstatement.

         SECTION 2.8. Determination of Borrowing Base; Automatic Reductions in Borrowing Base; Borrowing Base Deficiency. (a) On the basis of the information furnished to the Lender hereunder and such other reports, appraisals and information as the Lender may deem appropriate, the Lender shall have the right to determine a new Borrowing Base as of each June 1 and December 1 during the Revolving Credit Period (the "semi-annual determinations"), or at such other or additional times during the Revolving Credit Period as the Lender in its reasonable discretion and at its sole cost may elect ("discretionary determinations"), and the Lender shall determine a new Borrowing Base at such additional times, but no more often than one (1) time in any 12-month period without the Lender's consent, as the Borrower may request ("Borrower requested determinations"). Such determinations, if made, shall be in accordance with the Lender's customary practices and standards for loans of a similar nature as in effect at the time such determinations are made and shall be conclusive, and any increases in the Borrowing Base shall be subject to the Lender's complete credit approval process.

         (b) The Borrowing Base shall be automatically reduced as of the 1st day of each month commencing January 1, 1998, and continuing throughout the Revolving Credit Period. The initial monthly reduction shall be in the amount of $17,333 per month. At the time of each new Borrowing Base determination under
Section 2.8(a), the Lender in its sole discretion may increase or decrease the amount of such monthly reduction.

         (c) Upon the occurrence of a Borrowing Base Deficiency, the Borrower shall, within thirty (30) days following notice by the Lender of the existence of such Borrowing Base Deficiency, do any one or more of the following in an aggregate amount at least equal to such Borrowing Base Deficiency: (i) prepay the principal of the outstanding Loans or (ii) cause to be created first and prior perfected Liens (subject only to Permitted Liens) in favor of the Lender, by instruments satisfactory to the Lender, on producing oil and gas properties (or cash if the circumstances described in Section 2.4(b) are applicable) which in the opinion of the Lender would increase the Borrowing Base by an amount sufficient, in combination with clause (i) preceding, to eliminate such Borrowing Base Deficiency.


                                   ARTICLE III

                               GENERAL PROVISIONS

         SECTION 3.1 General Provisions as to Payments and Loans.

         (a) All payments of principal and interest on the Loans and of fees hereunder shall be made by 12:00 noon (Dallas, Texas time) on the date such payments are due in federal or other funds immediately available at the principal office of the Lender referred to in Section 9.6, and, if not made by such time or in immediately available funds, then such payment shall be deemed made when such funds are available to the Lender for its full and unrestricted use. Whenever any payment of principal of or interest on the Loans or of fees hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

         (b) All payments made by the Borrower on the Loans shall be made free and clear of, and without reduction by reason of, any Taxes.

         (c) All requests for Loans shall be made on a Business Day.

         (d) All Loans shall be made available to the Borrower on a Business Day at the Lender's address referred to in Section 9.6.

         (e) All payments and fundings shall be denominated in United States of America dollars.

         SECTION 3.2. Computation of Interest. Each determination of interest and fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day), subject to the limitations of the Highest Lawful Rate.

         SECTION 3.3. Overdue Principal and Interest. Unless waived by the Lender, any overdue principal and, to the extent permitted by law, overdue interest on the Loans shall bear interest at the Default Rate.

                                   ARTICLE IV

                                   COLLATERAL

         SECTION 4.1 Security.

         (a) To secure full and complete payment and performance of the obligations of the Borrower to the Lender, the Borrower will cause the appropriate Person to execute and deliver to the Lender the following documents and instruments:

                  (i) the Mortgages from the Borrower granting the Lender a first and prior Lien on all oil and gas Properties of the Borrower in the states of Texas and Oklahoma, together with financing statements relating thereto, subject only to Permitted Liens.

         (b) All documents delivered or to be delivered hereunder shall be in form and substance reasonably satisfactory to the Lender and its counsel and shall be supported by such legal opinions as the Lender or its counsel may reasonably request.

         (c) All Liens to be created by delivery of the documents referred to in this Section shall be first and prior perfected Liens in favor of the Lender, subject only to Permitted Liens.

                                    ARTICLE V

               CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT

         The obligation of the Lender to make Loans or issue Letters of Credit hereunder shall be subject to the satisfaction of each of the following conditions:

         SECTION 5.1. All Loans and Letters of Credit. In the case of each Loan or Letter of Credit issued hereunder (except the initial Loan issued hereunder):

         (a) timely receipt by the Lender of a Notice of Borrowing or Letter of Credit Application;

         (b) the fact that, immediately before such requested Loan or Letter of Credit, no Default shall have occurred and be continuing and that the making of any such Loan will not cause a Default; and

         (c) the fact that the representations and warranties of the Borrower contained in this Agreement (except the representations set forth in Sections
6.7 and 6.10(a)) shall be true on and as of the date of such Loan.

Each request for a Loan hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such request, as to the facts specified in clauses (b) and (c) immediately preceding.

         SECTION 5.2 In the case of the initial Loan:

         (a) Receipt by the Lender of the following:

                  (i) copies of the Articles or Certificates of Incorporation and all amendments thereto, of the Borrower, accompanied by certificates that such copies are correct and complete, one issued by the Secretary of State of the state of incorporation of the Borrower, dated a current date, and one executed by the President or a Vice President and the Secretary or an Assistant Secretary (or other authorized representatives) of the Borrower, dated the Closing Date;

                  (ii) copies of the Bylaws and all amendments thereto, of the Borrower, accompanied by certificates that such copies are correct and complete of the President or a Vice President and the Secretary or an Assistant Secretary (or other authorized representatives) of the Borrower, dated the Closing Date;

                  (iii) certificates of the appropriate Tribunals of each jurisdiction in which the Borrower has an executive office or principal place of business, the Borrower was formed or in which any Collateral is located, each dated a current date, to the effect that the Borrower is in good standing with respect to the payment of franchise and/or other Taxes and, if required by law, are duly qualified to transact business in such jurisdictions, accompanied by the certificate of the President or a Vice President and the Secretary or an Assistant Secretary (or other authorized representatives) of the Borrower, that such Tribunal certificates are true and correct as of the Closing Date;

                  (iv) certificates of incumbencies and signatures of all officers of the Borrower who will be authorized to execute or attest any of the Loan Papers on behalf of the Borrower, executed by the President or a Vice President and the Secretary or an Assistant Secretary (or other authorized representatives) of the Borrower, dated the Closing Date; and

                  (v) copies of resolutions approving the Loan Papers and authorizing the transactions contemplated therein, duly adopted by the Board of Directors of the Borrower, accompanied by certificates of the Secretary or an Assistant Secretary (or other authorized representative) of the Borrower that such copies are true and correct copies of resolutions duly adopted at the meeting of, or by the unanimous written consent of, the Board of Directors of the Borrower, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified or revoked in any respect, and are in full force and effect as of the Closing Date;

         (b) receipt by the Lender of the duly executed Note, dated the Closing Date;

         (c) receipt by the Lender of the documents described in Section 4.1(a), each duly executed and delivered by the appropriate Person;

         (d) receipt by the Lender of the following:

                  (i) such title opinions as the Lender may reasonably request, in form and substance and from attorneys acceptable to the Lender, covering such portions of the Collateral as the Lender may specify; and

                  (ii) such other documentation and information required by the Lender to satisfy the Lender of the status of the title of the Collateral;

         (e) receipt by the Lender of a certificate certifying as to the Borrower's ownership interest in the Collateral in form and substance satisfactory to the Lender;

         (f) receipt by the Lender of a certificate from the President or a Vice President and the Secretary or an Assistant Secretary (or other authorized representatives) of the Borrower certifying as to the truth and correctness of each representation and warranty contained in Article VI hereof as of the Closing Date;

         (g) receipt by the Lender of satisfactory evidence that the Borrower's Debt to EEP is being repaid in full concurrently with the Closing;

         (h) receipt by the Lender of the opinions of counsel to the Borrower in form and substance satisfactory to the Lender and its counsel; and

         (i) receipt by the Lender of such additional information and documentation as the Lender may reasonably require relating to the Loan Papers (and all renewals, extensions, amendments, restatements and modifications of the same) and the transactions contemplated hereby and thereby. The requirements of Sections 5.1(a)(i), 5.1(a)(ii), 5.1(a)(iv), 5.1(a)(v), and 5.1(f) may be
satisfied by the delivery of a certificate substantially in the form of that attached hereto entitled "Form of Officer's Corporate Certificate" with exhibits attached as described therein.

                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER

         The Borrower hereby represents and warrants to the Lender as follows:

         SECTION 6.1 Existence and Power. The Borrower:

         (a) is a corporation, duly organized, validly existing and in good standing under the laws of the State of Utah;

         (b) has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted;

         (c) is duly qualified to transact business as a foreign entity in the states of Oklahoma and Texas and each other jurisdiction where the nature of its business requires the same, except where the failure to so qualify could not reasonably be expected to have a material adverse effect on its business or financial condition; and

         (d) owns, both beneficially and of record, all of its assets reflected in its financial statements delivered to the Lender.

         SECTION 6.2 Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by each Person (other than the Lender) purporting to execute the same of this Agreement or the other Loan Papers are within such Person's power, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official (except that the perfection of Liens created by certain of the Security Documents may require the filing of financing statements, mortgages or similar instruments in the appropriate recordation offices), and do not contravene, or constitute a default under, any provision of applicable law or regulation (including, without limitation, the Margin Regulations) or any agreement creating or governing such Person or any agreement, judgment, injunction, order, decree or other instrument binding upon such Person or result in the creation or imposition of any Lien on any Property of the Borrower, except Liens securing the Obligations.

         SECTION 6.3 Binding Effect. (a) This Agreement constitutes a valid and binding agreement of the Borrower; the Note, when executed and delivered in accordance with this Agreement, will constitute the valid and binding obligation of the Borrower; the Security Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of each Person purporting to execute the same;

         (b) Each Loan Paper is enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors, rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

         SECTION 6.4 Subsidiaries. The Borrower has no Subsidiaries.

         SECTION 6.5 Disclosure. No document, certificate or statement delivered to the Lender by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact. All information heretofore furnished by the Borrower to the Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Lender will be, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Lender in writing any and all facts (except facts of general public knowledge) which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee) the business, operations, prospects or condition, financial or otherwise, of the Borrower or the ability of the Borrower to perform its obligations under this Agreement.

         SECTION 6.6 Financial Information.

         (a) The balance sheet of the Borrower as of July 31, 1997, and the related statements of operations or income, stockholders' equity or retained earnings, and cash flow for the period indicated, a copy of which has been delivered to the Lender, fairly present, in conformity with GAAP, the financial position of the Borrower as of such date and the results of operations, changes in stockholders' equity and cash flow for the period indicated.

         (b) Except as disclosed in writing by the Borrower to the Lender prior to the execution and delivery of this Agreement, since the date referenced in
Section 6.6(a) above, there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower.

         SECTION 6.7 Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting the Borrower before any Tribunal or arbitrator in which there is a reasonable possibility of an adverse decision which could materially and adversely affect the business, financial position or results of operations of the Borrower, or which could in any manner draw into question the validity of this Agreement or any other Loan Papers.

         SECTION 6.8 Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA.

         SECTION 6.9 Taxes and Filing of Tax Returns. The Borrower has filed or properly extended all returns required to have been filed or extended with respect to Taxes and has paid all Taxes shown to be due and payable by it on such returns, including interest and penalties, and all other Taxes which are payable by it, to the extent the same have become due and payable (unless, with respect to such other Taxes, the criteria set forth in Section 7.5 are being met). The Borrower does not know of any proposed assessment of Taxes of a material amount against it and all liabilities for Taxes of the Borrower are adequately provided for.

         SECTION 6.10 Title to Properties; Liens; Environmental Liability. (a) The Borrower has good and indefeasible title to all Property purported to be owned by it (except for Permitted Liens, minor defects in title and minor encumbrances not in any case materially detracting from the value of the assets affected thereby). All Property of the Borrower is free and clear of all Liens other than Permitted Liens and Liens in favor of EEP Holdings being assigned to the Lender or released on the Closing Date. Upon the recordation of the Security Documents in the appropriate recordation offices, the Liens covering the Collateral will be valid, enforceable, first and prior, perfected Liens in favor of the Lender, except for Permitted Liens.

         (b) The Borrower has not (i) received notice or otherwise learned of any Environmental Liability which could individually or in the aggregate have a Material Adverse Effect on the Borrower arising in connection with (A) any non-compliance with or violation of the requirements of any Environmental Law or
(B) the release or threatened release of any toxic or hazardous waste, substance or constituent, or other substance into the environment, or (ii) received notice or otherwise learned of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste, substance or constituent into the environment for which the Borrower is or may be liable which would individually or in the aggregate have a Material Adverse Effect on the Borrower.

         SECTION 6.11 Business; Compliance. The Borrower has performed and abided by all obligations required to be performed by it to the extent it could be materially and adversely affected under any license, permit, order, authorization, grant, contract, agreement, or regulation to which it is a party or by which it or any of its Property is bound.

         SECTION 6.12 Licenses, Permits, Etc. The Borrower possesses such valid franchises, certificates of convenience and necessity, operating rights, licenses, permits, consents, authorizations, exemptions and orders of Tribunals as are necessary to carry on its business as now being conducted and to own its properties.

         SECTION 6.13 Compliance with Law. The business and operations of the Borrower have been and are being conducted in accordance with all applicable laws, rules and regulations of all Tribunals, other than violations which could not (either individually or collectively) have a Material Adverse Effect on the Borrower.

         SECTION 6.14 Governmental Consent. No consent, approval or authorization of, or declaration or filing with, any governmental authority is required for the valid execution, delivery and performance of this Agreement or any other Loan Papers.

         SECTION 6.15 Investment Company Act. The Borrower is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         SECTION 6.16 Public Utility Holding Company Act; State Utility. (a) The Borrower is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

         (b) The Borrower is not defined as a "utility" under the laws of any state.

         SECTION 6.17 Refunds; Certain Contracts. (a) No orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in the Borrower being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of the Collateral.

         (b) The Borrower (i) is not obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery, and (ii) has not produced gas, in any material amount, subject to, and neither the Borrower nor any of the Collateral is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements.

         SECTION 6.18 No Default. No Default has occurred which is continuing as of the Closing Date.

                                   ARTICLE VII

                                    COVENANTS

         During the Revolving Credit Period, and thereafter so long as any principal of or interest on the Note shall remain unpaid or any Letter of Credit remains outstanding, the Borrower will duly perform and observe each and all of the covenants and agreements hereinafter set forth:

         SECTION 7.1 Use of Proceeds and Letters of Credit. (a) The Borrower will use the proceeds of the Loans solely for the purposes of refinancing its existing indebtedness to EEP in the aggregate approximate amount of $500,000, to finance the acquisition and development of oil and gas properties and for general corporate purposes.

         (b) Letters of Credit shall be used for the support of oil and gas operations; provided, however, no Letter of credit may be used in lieu or in support of stay or appeal bonds.

         (c) The Borrower will not, directly or indirectly, use any of the proceeds of the Loans for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C. F. R. 221, as amended), or any "security that is publicly-held" within the meaning of Regulation T of such Board of Governors (12 C.F.R. 220, as amended), or otherwise take or permit any action which would involve a violation of such Regulation U, Regulation T or Regulation X (12 C.F.R. 224, as amended) or any other regulation of such Board of Governors. The Loans are not secured, directly or indirectly, in whole or in part, by collateral that includes any "margin stock" within the meaning of Regulation U. The Borrower will not engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of such Regulation U.

         SECTION 7.2 Financial Statements; Reserve Reports; Compliance Certificates; Certain Notices. The Borrower will furnish to the Lender:

         (a) (i) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, copies of the balance sheet of the Borrower as of the end of such fiscal year, and copies of the related statements of operations or income, stockholders' equity or retained earnings, and cash flow for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and audited by a firm of independent certified public accountants acceptable to the Lender;

                  (ii) on or before the 45th day after the last day of each fiscal quarter, a copy of (A) the unaudited balance sheet of the Borrower as at the close of such quarter and from the beginning of such fiscal year to the end of such quarter and (B) the related statements of operations or income, stockholders' equity or retained earnings, and cash flows for the quarter just ended and for that portion of the year ending on such date, all in reasonable detail and prepared on a basis consistent with the financial statements previously delivered under this Section; such financial statements to be certified by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP, consistently applied and as a fair presentation of the condition of the Borrower; and

                  (iii) simultaneously with the delivery of each set of financial statements pursuant to the preceding clauses of this Section, a Compliance Certificate of the Borrower stating that such financial statements fairly and accurately reflect the financial condition and results of operation of the Borrower for the periods and as of the dates set forth therein, and that the signers have reviewed the terms of this Agreement and the other Loan Papers, and have made, or caused to be made under their supervision, a review of the transactions and financial condition of the Borrower during the fiscal period covered by such financial statements, and that such review has not disclosed the existence during such period, and that the signers do not have knowledge of the existence as of the date of such certificate, of any condition or event which constitutes a Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto; and

                  (iv) within 15 days after each filing thereof with any Governmental Authority, complete copies of the federal and state tax returns so filed.

         (b) (i) as soon as available, and in any event on or before January 1 of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Lender in its reasonable judgment, certified by any nationally- or regionally-recognized independent consulting petroleum engineers acceptable to the Lender as fairly and accurately setting forth (i) the proven and producing, shut-in, behind-pipe, and undeveloped oil and gas reserves (separately classified as such) attributable to the Collateral as of September 30 of such year, (ii) the aggregate present value of the future net income with respect to such Collateral, discounted at a stated per annum discount rate of proven and producing reserves, (iii) projections of the annual rate of production, gross income, and net income with respect to such proven and producing reserves, and (iv) information with respect to the "take-or-pay," "prepayment," and gas-balancing liabilities of the Borrower; and

                  (ii) within 60 days following a request therefor, production reports in form and substance satisfactory to the Lender in its reasonable judgment, prepared by the Borrower containing data concerning pricing, quantities of production from the Collateral, volumes of production sold, purchasers of production, gross revenues, expenses, production taxes, and such other information with respect thereto as the Lender may reasonably request for use by the Lender to prepare for its own exclusive use, internally generated engineering reports; and

                  (iii) simultaneously with the delivery of such engineering reports or production reports, an Officer's Certificate from the Borrower stating that such engineering report or production report fairly and accurately reflects the production, the joint interest billings and the operating cash flow for the Collateral for the periods covered in such report;

         (c) (i) immediately after any Responsible Officer of the Borrower becomes aware of the occurrence of any condition or event which constitutes a Default, an Officer's Certificate of the Borrower specifying the nature of such condition or event, the period of existence thereof, what action the Borrower has taken or is taking and proposes to take with respect thereto and the date, if any, on which it is estimated the same will be remedied;

                  (ii) if and when the Borrower (A) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (B) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (C) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

                  (iii) promptly after the delivery of the same to the Securities and Exchange Commission ("SEC") or the securities commission of any state or other similar Governmental Authority of any report or document containing information similar to that contained in Forms 10-K, 10-Q, S-1 or 8-K (as such forms are described in the regulations promulgated by the SEC), a copy of such report or document;

                  (iv) promptly upon the Borrower's learning that it or any of its Subsidiaries has received notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating any potential or actual liability arising in connection with (i) the non-compliance with or violation of the requirements of any Environmental Law, (ii) the release or threatened release of any toxic or hazardous waste, substance or constituent into the environment, or (iii) the existence of any Environmental Lien on any Properties of the Borrower or any of its Subsidiaries, notice thereof;

                  (v) promptly upon the Borrower's learning of any litigation or other event or circumstance which could have a Material Adverse Effect on the Borrower, notice thereof;

                  (vi) the change in identity or address of any Person remitting to the Borrower proceeds from the sale of hydrocarbon production from or attributable to any Collateral; and

                  (vii) any change in the senior management of the Borrower.

         (d) with reasonable promptness, such other information relating directly or indirectly to the financial condition, business or Properties of the Borrower or its Subsidiaries as from time to time may reasonably be requested by the Lender.

         SECTION 7.3 Inspection of Properties and Books. The Borrower will permit any officer, employee or agent of the Lender to visit and inspect any of the Properties of the Borrower or any of its Subsidiaries, to examine its and their books of account (and to make copies thereof and take extracts therefrom) and to discuss its and their affairs, finances and accounts (including transactions, agreements and other relations with any shareholders) with, and to be advised as to the same by, its and their officers and independent public accountants, all at such reasonable times and intervals as the Lender may desire and, if a Default has occurred and is continuing, at the expense of the Borrower.

         SECTION 7.4 Maintenance of Security; Insurance; Operating Accounts; Transfer Orders. (a) The Borrower shall execute and deliver, or cause the appropriate Person to execute and deliver, to the Lender all mortgages, deeds of trust, security agreements, financing statements, assignments and such other documents and instruments (including division and transfer orders), and supplements and amendments thereto, and take such other actions as the Lender deems necessary or desirable in order to (i) maintain as valid, enforceable, first-priority, perfected Liens (subject only to the Permitted Liens), all Liens granted to the Lender to secure the Note or (ii) monitor or control the proceeds therefrom.

         (b) The Borrower and its Subsidiaries will at all times maintain or cause to be maintained insurance covering such risks as are customarily carried by businesses similarly situated.

         (c) The Borrower will maintain its primary operating accounts with the Lender, although such requirement shall not be construed a requiring the Borrower to maintain deposit balances with the Lender.

         (d) The Borrower shall upon request of the Lender, execute such transfer orders, letters-in-lieu of transfer orders or division orders as the Lender may from time to time request in respect of the Collateral to effect a transfer and delivery to the Lender of the proceeds of production attributable to the Collateral.

         SECTION 7.5 Payment of Taxes and Claims. The Borrower will, and will cause its Subsidiaries to pay (a) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, business, income or profits before any material penalty or interest accrues thereon and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which have or might become a Lien (other than a Permitted Lien) on any of its assets; provided, however, that no payment of such Taxes or claims shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted, (ii) the Borrower or such Subsidiary, as appropriate, shall have set aside on its books reserves (segregated to the extent required by GAAP) reasonably deemed by it to be adequate with respect thereto, and (iii) the Borrower has notified the Lender of such circumstances, in detail satisfactory to the Lender.

         SECTION 7.6 Payment of Debt; Additional Debt. (a) The Borrower will, and will cause its Subsidiaries to (i) pay, renew or extend or cause to be paid, renewed or extended the principal of, and the prepayment charge, if any, and interest on all Debt heretofore or hereafter incurred or assumed by it when and as the same shall become due and payable; (ii) faithfully perform, observe and discharge all unwaived covenants, conditions and obligations imposed on it by any instrument evidencing such Debt or by any indenture or other agreement securing such Debt or pursuant to which such Debt is issued; and (iii) not permit the occurrence of any act or omission which would constitute a default under any such instrument, indenture or agreement.

         (b) The Borrower will not, and will not permit any of its Subsidiaries to create, incur or suffer to exist any Debt, except without duplication (a) Debt to the Lender and (b) Permitted Indebtedness.

         SECTION 7.7 Liens. The Borrower will not create, suffer to exist or otherwise allow any Liens to be on or otherwise to affect any of its Property whether now owned or hereafter acquired, except Permitted Liens.

         SECTION 7.8 Loans and Advances to Others; Investments; Restricted Payments. (a) The Borrower will not, and will not permit any of its Subsidiaries directly or indirectly, to make or suffer to exist any loan, advance or extension of credit to any Person except (i) current trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and which are payable in accordance with customary trade terms and (ii) Permitted Loans and Investments.

         (b) the Borrower will not, and will not permit any of its Subsidiaries to make any capital contribution to or to acquire any Investment in, or to purchase or make a commitment to purchase any interest in, any Person except as set forth in clause (a) above.

         (c) The Borrower will not, directly or indirectly, make any Restricted Payment.

         (d) The Borrower shall not form or acquire any Subsidiaries without the prior written consent of the Lender.

         SECTION 7.9 Consolidation, Merger, Maintenance, Change of Control; Disposition of Property; Restrictive Agreements; Hedging Agreements. (a) The Borrower will not (i) consolidate or merge with or into any other Person (unless the Borrower is the surviving entity and no Default has occurred and is continuing or will result from such merger or consolidation) without the prior written consent of the Lender, (ii) sell, lease or otherwise transfer all or substantially all of its Property to any other Person, (iii) terminate, or fail to maintain, its existence as a corporation in the State of Utah or (iv) terminate, or fail to maintain, its good standing and qualification to transact business in the states of Oklahoma and Texas and all other jurisdictions where the nature of its business requires the same (except where the failure to maintain its good standing or qualification could not reasonably be expected to have a material adverse effect on its business or financial condition) or (v) permit a Change of Management Event to occur.

         (b) The Borrower will not sell, encumber, or otherwise transfer all or any portion of the Collateral, any Property having Collateral Value, or any of its other Property without the consent of the Lender, except for (i) sales of oil and gas after severance in the ordinary course of business provided that no contract for the sale of hydrocarbons shall obligate the Borrower to deliver hydrocarbons produced from any of the Collateral at some future date without receiving full payment therefor within 90 days of delivery, (ii) the sale or other disposition of its personal Property destroyed, worn out, damaged, or having only salvage value or no longer used or useful in the business of the Borrower, or (iii) undeveloped leasehold acreage not constituting Collateral. Any consent by the Lender to the sale of Collateral or other Property of the Borrower may include a requirement that a new Borrowing Base be determined and that the proceeds of such sale plus such additional amounts as the Lender deems necessary to avoid the occurrence of a Borrowing Base Deficiency be applied to the Obligations. In this connection, the Lender will not unreasonably withhold its consent to sales during any 12-month period of Property, in the aggregate, having Collateral Value of up to 10% of all Property having Collateral Value.

         (c) The Borrower will not be or become party to or bound by any agreement (including, without limitation, any undertaking in connection with the incurrence of Debt or issuance of securities) which imposes any limitation on the disposition of the Collateral more restrictive than those set forth above or which in any way would be contravened by the Borrower's performance of its obligations hereunder or under the other Loan Papers or which contains any negative pledge on all or any portion of the Borrower's Property (except in favor of the Lender).

         (d) The Borrower will not, and will not permit any Subsidiary to enter into any Hedging Agreement, other than Acceptable Hedging Agreements.

         SECTION 7.10 Primary Business; Location of Borrower's Office; Ownership of Assets. (a) The primary business of the Borrower shall be and remain the oil and gas exploration, development and production business.

         (b) The location of the Borrower's principal place of business and executive office shall remain at 383 E. Las Colinas Blvd., Suite 5020, Irving, Texas 75039, unless at least 10 days prior to any change in such address the Borrower provides the Lender with written notice of such pending change.

         (c) The Borrower will at all time own, both beneficially and of record, all assets reflected in its financial statements delivered to the Lender from time to time.

         SECTION 7.11 Operation of Properties and Equipment; Changes to Certain Contracts. (a) The Borrower shall, and shall cause each of its Subsidiaries to maintain, develop and operate its oil and gas properties in a good and workmanlike manner and will observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such properties so long as such oil and gas leases are capable of producing hydrocarbons in commercial quantities, to the extent that the failure to so observe and comply could have a Material Adverse Effect on the Borrower or any such Subsidiary.

         (b) The Borrower shall remain as the named operator for each well comprising the Collateral if it is currently the operator thereof.

         (c) The Borrower shall comply and shall cause each of its Subsidiaries to comply in all material respects with all agreements applicable to or relating to its oil and gas properties or the production and sale of hydrocarbons therefrom and all applicable proration and conservation laws of the jurisdictions in which such properties are located, to the extent that the failure to so comply with such laws or agreements could expose the Borrower or such Subsidiary to any material penalty or forfeiture.

         (d) The Borrower shall at all times, maintain, preserve and keep all operating equipment used or useful with respect to the oil and gas properties of the Borrower in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of such operating equipment shall at all times be properly preserved and maintained, provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if the Borrower shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of the Borrower.

         (e) With respect to the oil and gas properties referred to in this Section which are operated by operators other than the Borrower, the Borrower shall not be obligated itself to perform any undertakings contemplated by the covenants and agreements contained in this Section which are performable only by such operators and are beyond the control of the Borrower, but the Borrower shall use its best efforts to cause such operators to perform such undertakings.

         (f) The Borrower will not amend, alter or change in any material respect which could reasonably be expected to be adverse to the interests of the Borrower or the Lender any agreements relating to the Borrower's operations or business arrangements or the compression, gathering, sale or transportation of oil and gas without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

         SECTION 7.12 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to engage in any transaction with an Affiliate unless (i) such transaction is at least as favorable to the Borrower or such Subsidiary as could be obtained in an arm's length transaction with an unaffiliated third party, (ii) such transaction is not disadvantageous to the Lender as holder of the Note and (iii) the Lender is advised in writing of the terms of such transaction prior to the consummation thereof.

         SECTION 7.13 Plans. The Borrower will not assume or otherwise become subject to an obligation to contribute to or maintain any Plan other than Plans of the Borrower in existence on the Closing Date or acquire any Person which has at any time had an obligation to contribute to or maintain any Plan.

         SECTION 7.14 Compliance with Laws and Documents. The Borrower will not, directly or indirectly, violate the provisions of any laws, the certificate of incorporation or bylaws of any of them, or any Material Agreement of any of them, if such violation, alone or when combined with all other such violations, could have a Material Adverse Effect on the Borrower.

         SECTION 7.15  Certain Financial Covenants.

         (a) Cash Flow to Debt Service Ratio. The Borrower will not permit the ratio of Cash Flow to Debt Service to be less than 1.25 to 1.0, determined as of the end of each fiscal quarter of the Borrower ending on or after March 31, 1998.

                  "Cash Flow" means, for any fiscal quarter of the Borrower, the net income from operations of the Borrower for such quarter plus depreciation, amortization, depletion, and other non-cash expenses of the Borrower for such quarter less gains on sales of assets and other non-cash income for such quarter included in the determination of net income from operations of the Borrower. Cash Flow is a quarter-by-quarter calculation.

                  "Debt Service" means with respect to any fiscal quarter of the Borrower, the actual principal payments on the Debt of the Borrower during such quarter other than for the Note plus required principal payments on the Note during such quarter.

         (b) Net Worth. The Borrower will not permit Tangible Net Worth to be less at any time than $5,500,000 plus 50% of positive Net Income for all fiscal periods ending subsequent to the Closing Date, plus 100% of any Equity Infusions occurring subsequent to the Closing Date.

                  "Net Income" means, for any period, the net income of the Borrower for such period, determined in accordance with GAAP.

                  "Tangible Net Worth" means, (a) total assets, as would be reflected on a balance sheet of the Borrower prepared in accordance with GAAP, exclusive of Intellectual Property, experimental or organization expenses, franchises, licenses, permits, and other Intangible assets, treasury stock, unamortized underwriters' debt discount and expenses, goodwill and amounts due from officers, directors and shareholders of the Borrower minus (b) total liabilities, as would be reflected on a balance sheet of the Borrower prepared in accordance with GAAP.

         (c) Current Ratio. The Borrower will not permit its ratio of Current Assets to its Current Liabilities to be less than 1.25 to 1.00, determined as of the end of each fiscal quarter of the Borrower ending on or after March 31, 1998.

                  "Current Assets" means the current assets of the Borrower plus the unused portion of the Revolving Commitment, but excluding the current portion of Intangible Assets.

                  "Current Liabilities" means the current liabilities of the Borrower, exclusive of the current portion of the Note.

         SECTION 7.16 Additional Documents; Quantity of Documents; Title Data; Additional Information. (a) The Borrower shall execute and deliver or cause to be executed and delivered such other and further instruments or documents as in the judgment of the Lender may be required to better effectuate the transactions contemplated herein and in the other Loan Papers.

         (b) The Borrower will deliver all certificates, opinions, reports and documents hereunder in such number of counterparts as the Lender may reasonably request.

         (c) The Borrower shall cause to be delivered to the Lender such title opinions as the Lender may from time to time reasonably request, in form and substance and from attorneys acceptable to the Lender, covering such portions of the Collateral as the Lender may from time to time specify.

         (d) The Borrower shall furnish to the Lender, promptly upon the request of the Lender, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrower as the Lender may from time to time request; and notify the Lender not less than ten Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including, without limitation, any change in its name or the location of its principal place of business or chief executive office; and upon the request of the Lender, execute such additional Security Instruments as may be necessary or appropriate in connection therewith.

         SECTION 7.17 ENVIRONMENTAL INDEMNIFICATION. THE BORROWER SHALL INDEMNIFY, DEFEND AND HOLD THE LENDER AND ITS SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF THE LENDER UNDER ANY SECURITY INSTRUMENT (COLLECTIVELY, THE "INDEMNIFIED PARTIES") HARMLESS ON A CURRENT BASIS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES, CHARGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND, AND ALL COSTS AND EXPENSES INCURRED IN CONNECTION THEREWITH (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES AND EXPENSES), ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (A) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, OR FROM ANY PROPERTY OF THE BORROWER, WHETHER PRIOR TO OR DURING THE TERM HEREOF, (B) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON OR OFF ANY PROPERTY OF THE BORROWER, WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY THE BORROWER OR ANY PREDECESSOR IN TITLE, EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER OR ANY OTHER PERSON AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTY, IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER SUCH PROPERTY, (C) ANY RESIDUAL CONTAMINATION ON OR UNDER ANY PROPERTY OF THE BORROWER, OR (D) ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES BY THE BORROWER OR ANY EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF THE BORROWER WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH THE BORROWER, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, INCLUDING ANY OF THE FOREGOING IN THIS SECTION ARISING FROM THE SOLE NEGLIGENCE, COMPARATIVE NEGLIGENCE OR CONCURRENT NEGLIGENCE OF THE INDEMNIFIED PARTIES, BUT NOT ANY OF THE FOREGOING

IN THIS SECTION ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF THE INDEMNIFIED PARTY SEEKING INDEMNIFICATION UNDER THIS SECTION; WITH THE FOREGOING INDEMNITY SURVIVING SATISFACTION OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

         SECTION 7.18 Exceptions to Covenants. Neither the Borrower nor any other Person shall be deemed to be permitted to take any action which is permitted by any of the covenants contained in this Agreement if such action is in breach of any other covenant contained in this Agreement.


                                  ARTICLE VIII

                               DEFAULTS; REMEDIES

         SECTION 8.1 Events of Default; Acceleration of Maturity. If any one or more of the following events (each an "Event of Default") shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body or otherwise):

         (a) the Borrower shall fail to pay, when due, any principal of, or interest on, the Note or any fees or any other amount payable hereunder;

         (b) the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 7.1, 7.6(b), 7.7, 7.8 or 7.9;

         (c) the Borrower or any other Person (other than the Lender) shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Loan Papers (other than those covered by Sections 8.1(a) or (b)), for a period of fifteen (15) days after the earlier of (i) any Responsible Officer of the Borrower shall become aware or reasonably should have become aware (regardless of the source of such awareness) of such default or (ii) written notice specifying such default has been given to the Borrower by the Lender;

         (d) the Borrower or any of Borrower's Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate or other action to authorize any of the foregoing;

         (e) an involuntary case or other proceeding shall be commenced against the Borrower or any of Borrower's Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 30 days; or an order for relief shall be entered against the Borrower or any of the Borrower's Subsidiaries under the federal bankruptcy laws as now or hereafter in effect;

         (f) the Borrower or any of the Borrower's Subsidiaries shall fail to pay, when due, any amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Plan or a proceeding shall be instituted by a fiduciary of any Plan against the Borrower or any of the Borrower's Subsidiaries to enforce
Section 515 of ERISA; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan must be terminated;

         (g) the Borrower or any of the Borrower's Subsidiaries (i) shall default in the payment of any of their respective Debts (other than the Note) and such default shall continue beyond any applicable cure period, (ii) shall default in the performance or observance of any other provision contained in any agreements or instruments evidencing or governing such Debt and such default is not waived and continues beyond any applicable cure period, or (iii) any other event or condition occurs which results in the acceleration of such Debt;

         (h) one or more judgments or orders for the payment of money aggregating in excess of $50,000 shall be rendered against the Borrower or any of the Borrower's Subsidiaries and such judgment or order (i) shall continue unsatisfied or unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of 30 days, or (ii) is not fully paid and satisfied at least ten (10) days prior to the date on which any of its Property may be lawfully sold to satisfy such judgment or order;

         (i) any representation, warranty, certification or statement made or deemed to have been made by or on behalf of the Borrower in this Agreement or by the Borrower or any other Person in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any respect when made if such incorrect representation, warranty, certification or statement (i) could reasonably be expected to have any adverse effect whatsoever upon the validity, performance or enforceability of any Loan Paper, (ii) is or might reasonably be expected to be material and adverse to the financial condition or business operations of any Person or to the prospects of any Person, (iii) could reasonably be expected to impair the Borrower's ability to fulfill its obligations under the terms and conditions of the Loan Papers, or
(iv) could reasonably be expected to impair the Lender's ability to receive full and timely payment of the Note;

         (j) if any default shall have occurred and be continuing under any Security Document;

         (k) any material license, franchise, permit, or authorization issued to the Borrower or any of the Borrower's Subsidiaries by any Tribunal is forfeited, revoked, or not renewed; or any proceeding with respect to such forfeiture or revocation is instituted and is not resolved or dismissed within one year of the date of the publication of the order instituting such proceeding; or

         (l) a default shall occur under any Material Agreement, other than this Agreement, to which the Borrower or any of the Borrower's Subsidiaries is a party or by which any of their respective Property is bound;

then, and in every such event, the Lender may, at its option, (i) declare the outstanding principal balance of and accrued interest on the Note to be, and the same shall thereupon forthwith become, due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower, (ii) proceed to foreclose the Liens securing the Note, and (iii) take such other actions as are permitted by law; provided that in the case of any of the Events of Default specified in clauses (d) or (e) above with respect to the Borrower, without any notice to the Borrower or any other act by the Lender, the Revolving Commitment shall terminate and the Note (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and continuance of a Default, the Lender may terminate the commitment to lend under this Agreement and the Revolving Commitment shall thereupon terminate.

         SECTION 8.2 Suits for Enforcement. In case any one or more of the Events of Default specified in Section 8.1 shall have occurred and be continuing, the Lender may, at its option, proceed to protect and enforce its rights either by suit in equity or by action of law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement.

         SECTION 8.3 Remedies Cumulative. No remedy herein conferred upon the Lender is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

         SECTION 8.4 Remedies Not Waived. No course of dealing and no delay in exercising any rights under this Agreement or under the other Loan Papers shall operate as a waiver of any rights hereunder or thereunder of the Lender.

                                   ARTICLE IX

                                  MISCELLANEOUS

         SECTION 9.1 Amendments and Waivers. (a) Any term, covenant, agreement or condition of this Agreement or any other Loan Paper may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) by a written instrument signed by the Borrower and the Lender.

         (b) No failure or delay by the Lender in exercising any right, power or privilege under this Agreement or any other Loan Paper shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or in equity or in any of the other Loan Papers.

         SECTION 9.2 Highest Lawful Interest Rate. Regardless of any provision contained in any of the Loan Papers, the Lender shall never be entitled to receive, collect, or apply as interest on all or any part of the Loans, any amount in excess of the Highest Lawful Rate in effect from day to day, and, in the event the Lender ever receives, collects, or applies as interest any such excess, such amount which would be deemed excessive interest shall be deemed a partial prepayment of the principal of the Loans and treated hereunder as such; and, if the entire principal amount of the Loans owed to the Lender is paid in full, any remaining excess shall be repaid to the Borrower. In determining whether the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate in effect from day to day, the Borrower and the Lender shall, to the maximum extent permitted under applicable law, (i) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest,
(ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Loans so that the interest rate is uniform throughout the entire term of the Loans; provided that, if the interest received by the Lender for the actual period of existence thereof exceeds the Highest Lawful Rate in effect from day to day, the Lender shall apply or refund to the Borrower the amount of such excess as provided in this Section, and, in such event, the Lender shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Highest Lawful Rate in effect from day to day.

         SECTION 9.3 INDEMNITY. (a) WHETHER OR NOT ANY LOANS ARE EVER FUNDED OR ANY LETTER OF CREDIT IS EVER ISSUED HEREUNDER, THE BORROWER AGREES TO INDEMNIFY AND DEFEND AND HOLD HARMLESS ON A CURRENT BASIS THE LENDER AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND ATTORNEYS, AND EACH OF THEM (THE "INDEMNIFIED PARTIES"), FROM AND AGAINST ANY AND ALL LIABILITIES, LOSSES, DAMAGES, COSTS, INTEREST, CHARGES, COUNSEL FEES AND OTHER EXPENSES AND PENALTIES OF ANY KIND WHICH ANY OF THE INDEMNIFIED PARTIES MAY SUSTAIN OR INCUR IN CONNECTION WITH ANY INVESTIGATIVE, ADMINISTRATIVE OR JUDICIAL

PROCEEDING (WHETHER OR NOT THE LENDER SHALL BE DESIGNATED A PARTY THERETO) OR OTHERWISE BY REASON OF OR ARISING OUT OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OF THE OTHER LOAN PAPERS AND/OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH INDEMNIFIED PARTY SHALL BE INDEMNIFIED UNDER THIS SECTION WITHOUT REGARD TO THE CAUSE OR THE NEGLIGENCE OF ANY INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE BE THE SOLE NEGLIGENCE, COMPARATIVE NEGLIGENCE OR CONCURRENT NEGLIGENCE OF ANY INDEMNIFIED PARTY.

         (b) Any amount to be paid under this Section to the Lender shall be a demand obligation owing by the Borrower and if not-paid within ten days of demand shall bear interest from the date of expenditure by the Lender until paid at a per annum rate equal to the lesser of (i) the default rate or (ii) the Highest Lawful Rate. The obligations of the Borrower under this Section shall survive payment of the Note and the assignment of any right hereunder.

         SECTION 9.4 Expenses. (a) Whether or not any one or more of the Loans are ever funded, the Borrower shall pay (i) all out-of-pocket expenses of the Lender, including, without limitation, fees and disbursements of counsel for the Lender in connection with the preparation of this Agreement and the other Loan Papers (including, without limitation, the furnishing of any written or oral opinions or advice incident to this transaction) and, if appropriate, the recordation of the Loan Papers, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Lender, including, without limitation, fees and disbursements of counsel in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, fees of auditors, consultants, engineers and other Persons incurred in connection therewith (including, without limitation, the supervision, maintenance or disposition of the Collateral) and investigative expenses incurred by the Lender in connection therewith, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the Borrower by the Lender and which amounts shall include, but not be limited to (A) all court costs, (B) reasonable attorneys' fees, (C) reasonable fees and expenses of auditors and accountants incurred to protect the interests of the Lender, (D) fees and expenses incurred in connection with the participation by the Lender as a member of the creditors' committee in a case commenced under any Insolvency Proceeding, (E) fees and expenses incurred in connection with lifting the automatic stay prescribed in Section 362 Title 11 of the United States Code, and
(F) fees and expenses incurred in connection with any action pursuant to Section 1129 Title 11 of the United States Code all reasonably incurred by the Lender in connection with the collection of any sums due under the Loan Papers, together with interest at the per annum interest rate equal to the Floating Rate, calculated on a basis of a calendar year of 365 or 366 days, as the case may be, counting the actual number of days elapsed, on each such amount from the date of notification that the same was expended, advanced, or incurred by the Lender until the date it is repaid to the Lender, with the obligations under this Section surviving the non-assumption of this Agreement in a case commenced under any Insolvency Proceeding and being binding upon the Borrower and/or a trustee, receiver, custodian, or liquidator of the Borrower appointed in any such case.

         (b) THE BORROWER SHALL INDEMNIFY THE LENDER AGAINST ANY TRANSFER TAXES, DOCUMENTARY TAXES, ASSESSMENTS OR CHARGES MADE BY ANY GOVERNMENTAL AUTHORITY BY REASON OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE OTHER LOAN PAPERS.

         (c) Any amount to be paid under this Section to the Lender shall be a demand obligation owing by the Borrower and if not paid within ten days of demand shall bear interest from the date of expenditure by the Lender until paid at a per annum rate equal to the Default Rate. The obligations of the Borrower under this Section shall survive payment of the Note and the assignment of any right hereunder.

         SECTION 9.5 Taxes. The Borrower will, to the extent they may lawfully do so, pay all Taxes (including interest and penalties) but expressly excluding federal or state income taxes which may be payable in respect of the execution and delivery of this Agreement or the other Loan Papers, or in respect of any amendment of or waiver under or with respect to the foregoing, and will save the Lender harmless against any loss or liability resulting from nonpayment or delay in payment of any such Taxes (as limited above). The obligations of the Borrower under this Section shall survive the payment of the Note and the assignment of any right hereunder.

         SECTION 9.6 Notices. Except as otherwise provided in Section 2.2 with respect to requests for Loans or the issuance of letters of credit, all notices, requests and other communications to any party hereunder shall be in writing (including by telecopy or similar writing) and shall be given to such party at its address and to the attention of the Person set forth on the signature pages hereof or such other address or telecopy number or Person as such party may hereafter specify for such purpose by notice to the other party. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopier number specified in this Section and the receipt thereof is acknowledged, (ii) if given by mail, 72 hours after such communication is deposited in the mails (certified, return receipt requested) addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section, provided that notice to the Lender under Section 2.2 shall not be effective until received.

         SECTION 9.7 Right of Set-Offs. (a) Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrower against the obligations of the Borrower to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Paper and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

         (b) The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Loans may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

         SECTION 9.8 Survival. All representations, warranties and covenants made by or on behalf of the Borrower in this Agreement or the other Loan Papers herein or in any certificate or other instrument delivered by it or in its behalf under the Loan Papers shall be considered to have been relied upon by the Lender and shall survive the delivery to the Lender of such Loan Papers or the extension of the Loans (or any part thereof), regardless of any investigation made by or on behalf of the Lender.

         SECTION 9.9 Successors and Assigns: Rights of Other Holders. (a) This Agreement shall be binding on the parties hereto and their respective successors and inure to the benefit of and be enforceable by the Lender, its legal representatives, successors and assigns. With respect to the Borrower, this Agreement and the other Loan Papers and the rights of the Borrower hereunder and thereunder shall not be assignable in any respect.

         (b) The Lender may at any time sell, transfer, assign, or grant participations in the Obligations or any portion thereof; and the Lender may forward to each Transferee and prospective Transferee all documents and information relating to such Obligations, whether furnished by the Borrower or otherwise obtained, as the Lender determines necessary or desirable. The Borrower agrees that each Transferee, regardless of the nature of any transfer to it, may exercise all rights (including, without limitation, rights of set-off) with respect to the portion of the Obligations held by it as fully as if such Transferee were the direct holder thereof, subject to any agreements between such Transferee and the transferor to such Transferee.

         SECTION 9.10 APPLICABLE LAW; VENUE; WAIVER OF JURY TRIAL. (A) THIS AGREEMENT HAS BEEN NEGOTIATED, IS BEING EXECUTED AND DELIVERED, AND WILL BE PERFORMED IN WHOLE OR IN PART, IN THE STATE OF TEXAS, AND THE SUBSTANTIVE LAWS OF SUCH STATE AND THE APPLICABLE FEDERAL LAWS OF THE UNITED STATES OF AMERICA SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THE LOAN PAPERS, EXCEPT TO THE EXTENT THE LAWS OF ANY JURISDICTION WHERE COLLATERAL IS LOCATED REQUIRE APPLICATION OF SUCH LAWS WITH RESPECT TO SUCH COLLATERAL.

         (b) ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE LENDER, IN COURTS HAVING SITUS IN DALLAS, DALLAS COUNTY, TEXAS. THE BORROWER HEREBY SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED IN DALLAS, DALLAS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT MAY

HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE LENDER IN ACCORDANCE WITH THIS SECTION.

         (c) THE BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THIS AGREEMENT.

         SECTION 9.11 Headings. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof and words such as "hereunder" or "herein" shall refer to the entirety of this Agreement unless specifically indicated otherwise.

         SECTION 9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement shall become effective at such time as the counterparts hereof which, when taken together, bear the signature of the Borrower and the Lender, shall be delivered to the Lender.

         SECTION 9.13 Invalid Provisions, Severability. If any provision of this Agreement or the other Loan Papers is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof or thereof, such provision shall be fully severable, this Agreement and the other Loan Papers shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions hereof and thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement or the other Loan Papers a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

         SECTION 9.14 Revolving Loan. Pursuant to Section 346.004 of the Finance Code of Texas, the Borrower agrees that Chapter 346 of such Finance Code shall not govern or in any manner apply to the Loans.

         SECTION 9.15 PRECLUSION OF ORAL AGREEMENTS. THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                                    BORROWER:

                                    McGOWEN RESOURCES COMPANY, INC.
383 E. Las Colinas
Suite 5020
Irving, Texas 75039
Telecopy: 972/556-0220              By: /s/ JAMES P.MCGOWEN
                                       ---------------------------------
                                    Name: James P. McGowen
                                    Title: President



                                    LENDER:

                                    COMPASS BANK
8080 N. Central Expressway
Suite 370
Dallas, Texas 75206
Attention: Energy Group             By: /s/ TERRY OWEN MCCARTER
Telecopy: 214/706-8054                 ---------------------------------
                                    Name: Terry Owen McCarter
                                    Title: Senior Vice President